Exhibit 99.1

For Immediate Release

Oracle Healthcare Acquisition Corp. and Precision Therapeutics, Inc. Mutually Terminate

Merger Agreement; Oracle Healthcare Acquisition Corp. Cancels Special Meeting

GREENWICH, Connecticut, March 4/PRNewswire-FirstCall/ — Oracle Healthcare Acquisition Corp. (the “Company”) (OTC Bulletin Board: OHAQ) announced today that it has entered into an agreement with Precision Therapeutics, Inc. (“PTI”) providing for the mutual termination of the Agreement and Plan of Merger, dated as of December 3, 2007 and amended on January 24, 2008 and February 25, 2008 (as amended, the “Merger Agreement”), by and among the Company, PTI Acquisition Sub, Inc. and PTI and the transactions contemplated thereby.

The Company and PTI determined that, due to currently prevailing market conditions, terminating the Merger Agreement was in the best interests of both the Company and PTI, as well as their respective stockholders.

In light of the termination of the Merger Agreement, the Company’s board of directors has canceled the special meeting of stockholders of the Company that had been scheduled to occur on Wednesday, March 5, 2008 for the purpose of voting on the Merger Agreement.

Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company will liquidate as promptly as practicable. The Company’s board of directors has authorized the Company to commence a dissolution and liquidation process. This process will involve, among other things, the preparation of a plan of dissolution and a proxy statement by the Company (which will be subject to board approval), the filing of such proxy statement with, and (if applicable) clearance by, the Securities and Exchange Commission and a stockholders meeting to approve the dissolution and liquidation of the Company.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2007.

Contact:	President and Chief Operating Officer
Oracle Healthcare Acquisition Corp.
(203) 862-7900